SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

MUNDER SERIES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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***URGENT REMINDER***

March 11, 2011

Dear Valued Shareholder:

We need your help.  As of today, our records indicate that you are a record date shareholder of the Munder Healthcare Fund and your vote has not yet been received.  We apologize for following up with you yet again, but without your important vote, the business of the shareholder meeting, originally scheduled for February 25th, may not be able to proceed.

It is critical that your proxy vote be received before the adjourned special meeting of shareholders scheduled for March 23, 2011 at 2:00 p.m.  Additional solicitation efforts are costly and could further delay the proposed merger.

Enclosed you will find another copy of your proxy ballot which lists the proposal to be voted on.  If you have not yet cast your vote, please do so today.  If you need another copy of the proxy statement or have any proxy-related questions, please call 1-800-331-7487 for assistance. Thank you in advance for your help with this matter.

Sincerely,

James V. FitzGerald
President
Munder Series Trust

Please take a moment now to cast your vote using one of the voting options listed below.

1.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy ballot(s) and following the instructions on the website.

2.	Vote by Touch-tone Phone. You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy ballot(s).

3.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy ballot in the postage-prepaid return envelope provided.

Munder Funds ● 480 Pierce Street ● Birmingham, MI 48009